                                                                       Exhibit 8

                      STATE STREET BANK AND TRUST COMPANY

                             CUSTODY FEE SCHEDULE
                                      FOR
                   LINCOLN NATIONAL EQUITY-INCOME FUND, INC.


I.   PORTFOLIO CUSTODY

     Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions in local and base currency. Monitor corporate actions. Report portfolio positions. Withhold foreign taxes. File foreign tax reclaims.

     The fee shown below is an annual charge, billed and payable monthly, based on month end assets of the funds.

     A.  INTERNATIONAL ASSETS


     Group A     Group B        Group C       Group D              Group E

     Germany     Australia      Austria       Botswana             Argentina
     Euroclear   Canada         Belgium       Brazil               Bangladesh
     Japan       Denmark        Finland       China                Bolivia*
                 Italy          Indonesia     Czech Republic       Chile
                 New Zealand    Ireland       Ecuador              Colombia
                 South Africa   Malaysia      Egypt                Cyprus
                 Switzerland    Mexico        Ghana                Greece
                 U.K.           Netherlands   Israel               Hungary
                 France         Norway        Kenya                India
                 Hong Kong      Philippines   Luxembourg           Jamaica*
                                Portugal      Morocco              Jordan
                                Singapore     Sri Lanka            Mauritius
                                Spain         Taiwan               Namibia
                                Sweden        Trinidad & Tobago*   Pakistan
                                Thailand      Turkey               Peru
                                              Zambia               Poland
                                              Zimbabwe             Slovakia*
                                                                   South Korea
                                                                   Tunisia*
                                                                   Uruguay
                                                                   Venezuela

               *Not 17F-5 at this time

      Holding Charges in Basis Points (Annual Fee)
      --------------------------------------------

      GROUP A        GROUP B        GROUP C        GROUP D       GROUP E

       2.25            5.0           10.0           35.0          45.0

      Transaction Charges
      -------------------

      GROUP A        GROUP B        GROUP C        GROUP D       GROUP E

        $25            $25            $35           $100          $125

B. DOMESTIC ASSETS

      Holding Charge in Basis Points (Annual Fee)
      -------------------------------------------

      Group Net Assets                                                      .25

      Transaction Charges                                           Standard

      State Street Bank Repos or FX                                No Charge
      DTC or Fed Book Entry                                           $ 5.00
      New York Physical Settlements                                   $20.00
      Physical Maturity Collections                                   $ 8.00
      PTC Purchase, Sale, Deposit or Withdrawal                       $ 9.00
      Third Party FX                                                  $50.00
      Option charge for each option written or closing
      contract, per issue, per broker                                 $25.00
      Option expiration or exercised charge, per issue, per broker    $15.00
      Futures transaction -- no security movement                     $ 8.00
      Other                                                           $20.00


II.  SPECIAL SERVICES

     Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for Interchange technology and applications specialized training, communication lines, computer hardware and software, and other special items will be negotiated separately.

III.  OUT-OF-POCKET EXPENSES

      A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

     - Telephone                           - Transfer Fees
     - Wire Charges ($5.25 in and $5 out)  - Sub-custodian Charges
     - Postage and Insurance               - Price Waterhouse Audit Letter
     - Courier Service                     - Federal Reserve Fee for Return
     - Duplicating                           Check items over $2,500 (4.25 each)
     - Legal Fees
     - Supplies Related to Fund Records

 IV.  EARNINGS CREDIT

     A balance credit equal to 75% of the 90-day Treasury Bill rate in effect the last business day of each month will be applied to the Demand Deposit Account balance, net of check redemption service overdrafts, on a prorated basis against each fund's Custodian fees, excluding out-of-pocket expenses. The balance credit will be cumulative and carried forward each month. Any excess credit remaining at year-end (December 31) will not be carried forward.

 V.  PAYMENT

     The above fees will be charged against the fund's custodian checking account five (5) days after the invoice is mailed to the fund's office.


     LINCOLN NATIONAL AGGRESSIVE                      BANK STATE STREET
     GROWTH FUND, INC.                                & TRUST COMPANY

     By: /S/Walter W. Bonham, Jr.                     By: /S/Nancy Grady
     Title: Assistant Treasurer                       Title: Vice President

     Date 1/28/97                                     Date 1/16/97
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